Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Purple Innovation, Inc.

Alpine, Utah

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-223030) of Purple Innovation, LLC, formerly known as WonderGel, LLC of our report dated March 15, 2018, relating to the financial statements, which appears in this Form 8-K.

/s/ BDO USA, LLP

Salt Lake City, Utah

March 15, 2018